NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 3, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17CFR240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on May 16, 2006. Each Income PRIDE currently consists of a purchase contract and $50 principal amount of Series M Senior Notes. Each Series M Senior Note that is a component of an Income PRIDE is pledged to the collateral agent to secure the holder's obligation under the related purchase contract. In accordance with their terms, the Series M Senior Notes are expected to be remarketed on May 11, 2006. If the remarketing is successful, the proceeds will be used to satisfy the holder's obligation to purchase TXU Corp. common stock under the related purchase contract. If the remarekting is not successful, TXU Corp. will exercise its rights as a secured party to dispose of each Series M Senior Note that is a component of an Income PRIDE in accordance with applicable law and to satisfy in full, from the proceeds of the disposition, the holder's obligation to purchase TXU Corp. common stock under the related purchase contract. Each purchase contract underlying an Income PRIDE obligates the holder of the purchase contract to purchase. and obligates TXU Corp. to sell, on May 16, 2006, for $50, a number of newly issued shares of TXU Corp. common stock equal to the 'settlement rate.' The settlement rate will be calculated, subject to adjustment, as follows (all amounts have been adjusted for the 2-for-1 stock split in the form of a 100% stock dividend that took effect on December 8, 2005): if the applicable market value of TXU Corp., common stock is less than or equal to $25.575, the settlement rate will be 1.955; if the applicable market value of TXU Corp. common stock is equal to or greater than $31.4573, the settlement rate will be 1.5894; and if the applicable market value of TXU Corp. common stock is less than $31.4573 but greater than $25.575, the settlement rate will be equal to $50 divided by the applicable market value. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 16, 2006.